EXHIBIT 10.16

                                    AGREEMENT


         THIS AGREEMENT, effective January 1, 2000, is made and entered into by and among AETHLON MEDICAL, INC. (hereinafter "AETHLON"), HEMEX, Inc. (hereinafter "HEMEX"), and Dr. Julian L. Ambrus, Jr., M.D. (hereinafter "Dr. Ambrus") and Dr. David O. Scamurra, M.D. (hereinafter "Dr. Scamurra").

                                    RECITALS

         WHEREAS, INVENTORS have invented and are the sole owners of an INVENTION relating to an apparatus and method for removing HIV and other viruses from the blood; and

         WHEREAS, an application for a provisional patent was filed by INVENTORS on August 31, 1998 with the United States Patent and Trademark Office under serial number 60/098,477 with respect to such INVENTION, and US utility application Serial No. 09/385166 and International Application No. PCT/US 99-19448 were filed by INVENTORS with respect to such INVENTION; and

         WHEREAS, HEMEX is engaged in the business of development, manufacture and sale of medical devices; and

         WHEREAS, AETHLON plans to sell its common stock in a private placement in order to fund its operations and its performance under this Agreement and in partial consideration of the assignment and grant herein; and

         WHEREAS, HEMEX desires to obtain an assignment of all of the INVENTORS' right, title and interest in arid to the INVENTION without reservation or contingency, except as otherwise provided herein, and to have the exclusive right to make, use and sell PATENTED PRODUCTS, as hereinafter defined, and INVENTORS are willing to grant such rights, under and subject to the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS
-----------------------

         1.1 "AETHLON" shall mean Bishop Equities, Inc. a Nevada corporation, with its principal place of business located at 7825 Fay Avenue, Suite 200, La Jolla, California 92307 doing business under the assumed name Aethlon Medical, Inc.

         1.2 "EFFECTIVE DATE" shall mean January 1, 2000.

         1.3 "EQUITY OFFERING" shall mean a private placement of Aethlon Medical, Inc. common stock or equivalent financial instrument.

          1.4 "FIELD OF USE" shall mean devices and methods for removing HIV and other viruses from the blood employing a filtration device having antibodies and/or DNA fragments immobilized on a material and retained by a membrane that allows serum containing virus to interact with the antibodies and/or DNA, including but not limited to such devices and methods as described in SUBJECT PATENTS.

         1.5 "HEMEX" shall mean Hemex, Inc., a Delaware corporation authorized to do business in New York, with its principal place of business located at 143 Windsor Avenue, Buffalo, New York 14209, a wholly--owned subsidiary of AETHLON.

         1.6 "INVENTION(S)" shall mean all devices and methods described in the PROVISIONAL PATENT APPLICATION and in the UTILITY PATENT APPLICATION and in the PCT INTERNATIONAL APPLICATION. INVENTION(S) shall further include any patentable improvements in the FIELD OF USE both conceived and reduced to practice by INVENTORS or HEMEX during the period extending through the EFFECTIVE DATE until August 1, 2004. Any devices, methods or patentable improvements in the FIELD OF USE which are either conceived or reduced to practice after August 1, 2004 are specifically excluded as an INVENTION and therefore not includable under the scope of this Agreement.

         1.7 "INVENTORS" shall mean, collectively, Julian L. Ambrus, Jr., M.D. and David 0.Scamurra, M.D., individuals residing at 541 West Ferry Street, Buffalo, New York 14222 and 66 Four Seasons West, Eggertsville, New York 14226, respectively.

         1.8 "NET SALES PRICE" shall mean the price actually invoiced by HEMEX (or by a licensee of HEMEX) for devices sold, leased or otherwise disposed of by HEMEX (or a licensee of HEMEX) after deduction of customary trade and quantity discounts but excluding broker or agent commissions as a deductible cost or discount.

         1.9 "PATENTED PRODUCT" shall mean any medical device covered by a claim of a non-expired, granted patent under SUBJECT PATENTS that has not been held invalid or unenforceable by a court or administrative agency of competent authority.

         1.10 "PCT INTERNATIONAL APPLICATION" shall mean PCT International Application No. PCT/US 99-19448 filed under the Patent Cooperation Treaty on August 30, 1999 by INVENTORS and entitled "Method For Removal of HIV and Other Viruses For Blood".

         1.11 "PROVISIONAL PATENT APPLICATION" shall mean the Provisional Patent Application filed on August 31, 1998 by INVENTORS with the United States Patent and Trademark Office with respect to the INVENTIONS, under serial number 60/098,477 and entitled "Use of Immobilized DNA Fragments and Antibodies to Remove HIV and Other Viruses For Blood".

         1.12 "SUBJECT PATENTS" shall mean all patent applications that may be filed on INVENTIONS anywhere in the world, including any and all divisionals, reissues, continuations and extensions thereof, and in and to any Letters Patent, Inventors' Certificates, Design Registrations, Industrial Models, Utility Models and all other forms of protection that may be granted thereon worldwide. SUBJECT PATENTS specifically include the PROVISIONAL PATENT APPLICATION, the UTILITY PATENT APPLICATION, and the PCT INTERNATIONAL APPLICATION, and US and foreign patent applications that claim priority thereon, and all divisions, continuations, reissues, substitutes and extensions thereof, and all provisional patent application and patent applications and patents claiming priority thereon, and any Letters Patent, Inventors' Certificates, Design Registrations, Industrial Models, Utility Models and all other forms of protection that may be granted thereon worldwide.

         1.13 "TERM" shall mean the time period from the EFFECTIVE DATE through the later of (i) the expiration date of the last to expire of SUBJECT PATENTS or
(ii) the abandonment date of the last to be abandoned of any patent applications under SUBJECT PATENTS, unless this Agreement is sooner terminated as provided in
Article 6 hereof.

         1.14 "UTILITY PATENT APPLICATION" shall mean the US Utility Patent Application filed on August 30, 1999 by INVENTORS with the United States Patent and Trademark Office with respect to the INVENTIONS, under serial number 09/385166 and entitled "Method For Removal of HIV and Other Viruses For Blood".

ARTICLE 2 - ASSIGNMENT
----------------------

         2.1 INVENTORS hereby assign and grant to HEMEX for the TERM and subject to the provisions of this Agreement, with right to grant licenses to third parties consistent with the terms of this Agreement, all of the INVENTORS' right, title and interest worldwide in and to

                  (a) the INVENTIONS, and

                  (b) the SUBJECT PATENTS.

         2.2 INVENTORS agree to execute one or more assignments and such other documents as may be reasonably requested by HEMEX from lime to time, at no cost to INVENTORS, to evidence or effect the assignment and grant of rights provided herein.

         2.3 HEMEX accepts the assignment and grant of Article 2.1, and AETHLON consents to the assignment and grant to HEMEX.

ARTICLE 3 - ROYALTIES; PAYMENT AND REPORTING
--------------------------------------------

         3.1 In consideration of the assignment to HEMEX and other covenants and agreements contained in this Agreement, HEMEX or AETHLON, as the case may be, shall pay and deliver to INVENTORS:

                  (a) within thirty (30) days of the date of signature of this Agreement by authorized representatives of all parties, the greater of (i) twelve thousand five hundred (12,500) shares of AETHLON common stock ($.00l Par Value) issued and fully paid and non-assessable on the EFFECTIVE DATE, which shares shall be deemed fully earned or (ii) such number of shares of AETHLON common stock ($.001 Par Value) issued and fully paid and non-assessable on the EFFECTIVE DATE, as will equal one hundred thousand dollars ($100,000) based upon the per share trading price on the EFFECTIVE DATE, which shares shall be deemed fully earned; and

                  (b) within thirty (30) days of the date of issuance of the first US letters patent relating to an INVENTION, the greater of (i) twelve thousand five hundred (12,500) shares of AETHLON common stock ($.001 Par Value) issued and fully paid and non-assessable on said US letters patent issuance date, which shares shall be deemed fully earned or (ii) such number of AETHLON common stock ($.001 Par Value) issued and fully paid and non-assessable on said US letters patent issuance date as will equal one hundred thousand dollars ($100,000.00) based upon the per share trading price on said US letters patent issuance date, which shares shall be deemed fully earned; and

                  (c) a royalty equal to eight and three quarter percent (8.75%) of the NET SALES PRICE of all PATENTED PRODUCTS sold, leased or otherwise disposed of for resale to end users whether or not affiliated with HEMEX or AETHLON. For purposes of payment under this Article 3.1(c), within thirty (30) days after the last day of March, June, September and December in each relevant year during the TERM and after the first commercial sale of a PATENTED PRODUCT, Hemex shall furnish to INVENTORS a written statement in such detail as INVENTORS may reasonably require of all amounts due pursuant to this Article 3.1(c) for the preceding quarter, and shall pay to INVENTORS all amounts due to INVENTORS thereunder.

         3.2 HEMEX and its licensees shall at all times keep an accurate account of all sales, leases or other dispositions for resale to end users of PATENTED PRODUCTS which are the subject of this Agreement, shall render written statements thereof to INVENTORS as required under Article 3.1(d) and shall pay to the INVENTORS with each such statement, the amount of all royalties earned during such quarter. HEMEX shall keep accurate records containing all data reasonably required for the computation and verification of the amounts to be paid and the information to be reported to INVENTORS under this Agreement. HEMEX shall permit an independent accounting firm designated by INVENTORS to audit such records at HEMEX's principal place of business (or such other site as HEMEX may reasonably designate) at any time and from time to time during normal business hours upon reasonable advance notice to HEMEX. The auditor must sign a nondisclosure agreement in a form reasonably acceptable to HEMEX. In no event shall audits be conducted under this Article 3.2 more than one time in any calendar year. If INVENTORS elect not to have an independent accounting firm audit such records in any year, the right to audit the records for such year shall carry forward. All costs and expenses incurred by INVENTORS for audit of HEMEX's records shall be borne by INVENTORS unless the audit discovers errors or omissions more than ten percent (10%) in HEMEX's favor, in which case the costs and expenses shall be borne by HEMEX but not to exceed the amount of the error or omission in HEMEX's favor. If such an audit discloses a discrepancy between the amounts reported and paid by HEMEX and what should have been reported and paid, HEMEX shall have the right to its own audit, at HEMEX's expense, within sixty (60) days after notice from INVENTORS of the discrepancy. If the auditors agree on the amount of the discrepancy, HEMEX shall pay the shortfall in full within thirty (30) days if INVENTORS have been underpaid and INVENTORS shall repay the overpayment in full within Thirty (30) days if INVENTORS have been overpaid. lithe auditors do not agree on the amount of the discrepancy, the dispute shall be submitted to binding arbitration in accordance with the arbitration provisions of Section 6.4 of this Agreement.

ARTICLE 4 - LICENSING
---------------------

         HEMEX may from time to time grant one or more licenses with respect to the SUBJECT PATENTS within its discretion, provided, however, that such licenses shall be consistent with the terms of this Agreement, require periodic reporting of all revenues derived by any licensees from the SUBJECT PATENTS and shall automatically terminate upon expiration or sooner termination of this Agreement. INVENTORS shall be entitled to inspect all such license agreements upon reasonable prior notice to HEMEX and to make extracts and copies thereof, from time to time and at any lime during the TERM. To the extent that such license agreements or the terms of the agreements are confidential to HEMEX or to the sublicensee, INVENTORS shall sign a nondisclosure agreement in a form reasonably acceptable to HEMEX prior to inspection, or to making extracts and copies thereof.

ARTICLE 5 - PATENT FILING AND PROSECUTION
-----------------------------------------

         5.1 Upon signature of this Agreement, INVENTORS will promptly disclose to HEMEX all information (collectively, the "INFORMATION") in its possession pertaining to the filed patent applications under SUBJECT PATENTS which may be necessary or useful for prosecuting such patent applications for the protection of INVENTIONS. HEMEX will, upon receipt of the INFORMATION: accept liaison and financial responsibility for prosecution by a patent attorney nominated by HEMEX and approved by INVENTORS of the application to allowance or through necessary appeal from a final rejection by an examiner of the United States Patent and Trademark Office; and reimburse INVENTORS for the costs involved in filing the UTILITY PATENT APPLICATION and PCT INTERNATIONAL APPLICATION, the costs not to exceed seven thousand dollars ($7000). INVENTORS will thereafter from time to time supply HEMEX with additional information as may be necessary or desirable to facilitate prosecution and preparation of patent applications on INVENTIONS.

         5.2 In. addition to the patent applications identified in Article 5.1, HEMEX shall have the right to identify INVENTIONS that may be the subject of additional US Patent applications. HEMEX shall also have the right to identify INVENTIONS that may be the subject of foreign patent applications. HEMEX shall have liaison and financial responsibility during the TERM for preparation, filing and prosecution of any such patent applications, and maintenance of any patent granted thereon, using a patent attorney nominated by HEMEX and approved by INVENTORS.

         5.3 HEMEX will provide INVENTORS with copies of applications filed in the United States or foreign patent offices, any papers received from the United States or foreign patent offices pertaining to such applications, and any papers filed in the United States or foreign patent offices pertaining to such applications. Any written comments on prosecution of such applications received from INVENTORS shall be provided to the patent attorney referenced in Articles
5.1 and 5.2.

         5.4 HEMEX shall not abandon any patent application under SUBJECT PATENTS, nor permit any granted patent under SUBJECT PATENTS to lapse prior to its full patent term, without first providing INVENTORS with the opportunity to assume financial and patent liaison responsibility for such application or patent. Any such application or patent under SUBJECT PATENTS for which INVENTORS assume responsibility under this Section 5.4 shall revert to INVENTORS and HEMEX shall execute and deliver to INVENTORS any and all assignments and other documents necessary to effect such reversion and transfer, except as otherwise provided in Article 6 Agreement upon a termination hereof.

ARTICLE 6 - TERMINATION; ARBITRATION
------------------------------------

         6.1 INVENTORS may terminate this Agreement upon the occurrence of any of the following events (individually, "Event of Default" and collectively, "Events of Default"):

                  (a) The default by HEMEX or AETHLON in observing any provision of this Agreement and failure to cure such default within sixty (60) days receipt of written notice from the INVENTORS specifying the nature of such default, or (i) if by reason of its nature the failure or default can be remedied, but not within such sixty (60) day period, HEMEX or AETI-ILON fails to proceed with reasonable diligence after receipt of such notice to cure the default, or (ii) if HEMEX or AETHLON fails to continue with reasonable diligence its efforts to cure the default; provided, however, that in no event shall HEMEX or AETHLON have more than one (1) additional sixty (60) day period to cure such default.

                  (b) HEMEX or AETHLON (i) applies for or consents to the appointment of or the taking of possession by a receiver, custodian, trustee or liquidator of itself or of any of its assets, (ii) commences a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), or (iii) files a petition or other request seeking to take advantage of any other law relating to bankruptcy or insolvency.

                  (c) A proceeding or case is commenced without the application or consent of HEMEX or AETHLON or an affiliated party of HEMEX or AETHLON in any court of competent jurisdiction, seeking (i) liquidation, reorganization, adjudication as a bankrupt, dissolution, or winding-up, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of HEMEX or AETHLON, or
(iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, or winding-up, and such proceeding or case continues undismissed, or an order, judgment or decree approving or ordering any of the foregoing is entered and continues unstayed and in effect, for a period of sixty
(60) days.

                  (d) INVENTORS have not received payment of at least fifteen thousand dollars ($15,000) in any year during the TERM beginning in the second full year after both the issuance of any US letters patent and FDA approval of a PATENTED PRODUCT (if required for marketing the product in the USA) and HEMEX fails to make a payment to ENVENTORS during that year equivalent to the fifteen thousand dollar ($15,000) royalty payment;

                  (e) The EQUITY OFFERING is not completed within twenty-four
(24) months after the EFFECTIVE DATE.

         6.2 HEMEX may terminate this Agreement upon the default by INVENTORS in observing any provision of this Agreement and failure to cure such default within sixty (60) days receipt of written notice from the HEMEX or AETHLON specifying the nature of such default, or (i) if by reason of its nature the failure or default can be remedied, but not within such sixty (60) day period, INVENTORS fail to proceed with reasonable diligence after receipt of such notice to cure the default, or (ii) if INVENTORS fails to continue with reasonable diligence its efforts to cure the default; provided, however, that in no event shall INVENTORS have more than one (1) additional sixty (60) day period to cure such default.

         6.3 Upon termination of this Agreement as provided above in Article 6.1, all rights assigned and granted to HEMEX hereunder and all licenses granted to third parties shall thereupon cease and ownership of the SUBJECT PATENTS, the INVENTIONS and the INFORMATION shall immediately revert to and revest in the INVENTORS. HEMEX shall promptly execute and deliver one or more assignments as may reasonably be requested by INVENTORS to transfer ownership in the SUBJECT PATENTS, INVENTIONS and shall promptly deliver a copy of the INFORMATION previously received to INVENTORS. HEMEX shall notify INVENTORS of the inventory of PATENTED PRODUCTS that it has on hand for which a royalty would be payable upon the sale, lease or other disposition thereof under the provisions of this Agreement, and HEMEX shall then have a twelve (12) month license to sell that inventory, provided that HEMEX pays royalties for those PATENTED PRODUCTS and renders reports to INVENTORS for those PATENTED PRODUCTS as provided for in this Agreement. The terms of this Agreement that by their context are meant to survive expiration or termination of this Agreement shall so survive. HEMEX shall be required to destroy any PATENTED PRODUCTS that remain after the expiration of this post-termination license, if the sale of such remaining inventory would be unlawful without a license from INVENTORS. HEMEX shall retain all books and records that would be used to account for the royalty payments due to INVENTORS until such books and records are at least six (6) years old.

         6.4 Any dispute arising out of or related to this Agreement (other than the validity or scope of any patents referred to herein), whether sounding in tort or contract or otherwise (including but not limited to any claim of misrepresentation, concealment, negligence, fraud, breach of implied duty, etc.), which is not settled by amicable agreement of the parties shall be determined by binding arbitration. The arbitration shall be held in the state of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent those rules are not inconsistent with anything in this Agreement. The decision of the arbitrator or arbitrators shall be final and binding, and judgment on the award may be entered in any court having jurisdiction. Nothing in this Agreement to arbitrate shall prohibit either party from seeking injunctive relief, including a temporary restraining order or a preliminary injunction, in a court of competent jurisdiction. The parties agree to both personal jurisdiction and venue in the County of Erie before any Court of competent subject matter jurisdiction therein. Venue for any arbitration proceeding hereunder shall also be in the County of Erie.

ARTICLE 7 - ADDITIONAL COVENANTS
--------------------------------

         7.1 HEMEX shall defend, at its own expense, all infringement suits that may be brought against it or its licensees based on or related to the manufacture, use, or sale of PATENTED PRODUCTS.

         7.2 HEMEX shall, at its own expense, have the right to bring suit for infringement under SUBJECT PATENTS. The INVENTORS shall, at the expense and at the request of HEMEX, join the suit as a party plaintiff and give evidence and execute such documents as HEMEX may reasonably require. HEMEX shall be entitled to any recovery of damages from any such infringement action, but shall account therefor to the INVENTORS and promptly pay a royalty at the rate set forth in
Section 3.1(d) of this Agreement on any recovery for infringement after deduction of HEMEX's costs incurred in any such action.

         7.3 If INVENTORS provide HEMEX with written notice of an infringement under SUBJECT PATENTS, the parties shall cooperate in obtaining an opinion of patent counsel confirming infringement. If the opinion confirms infringement, HEMEX shall have six months from the date of the opinion to bring suit, as provided under Article 7.2, or to obtain an undertaking from the infringing party for a sublicense under SUBJECT PATENTS. If HEMEX does not bring suit or obtain the undertaking for a sublicense from the infringing party, then INVENTORS shall have the right to bring suit for infringement under SUBJECT PATENTS, and HEMEX shall, at the expense and at the request of INVENTORS, join the suit as a party plaintiff and give evidence and execute such documents as INVENTORS may reasonably require. HEMEX shall not be entitled to any recovery of damages from any such infringement action brought by INVENTORS under this
Article 7.3.

         7.4 HEMEX agrees that before it begins to make, market and sell any products covered by the SUBJECT PATENTS or INVENTIONS, it will carry products liability insurance in amounts and coverages as are appropriate for such products and naming INVENTORS as additional insureds. HEMEX agrees to indemnify, defend and hold INVENTORS harmless from any products liability claim made against INVENTORS for a product sold by HEMEX unless such claim results or arises from a willful or negligent act or omission of INVENTORS.

         7.5 HEMEX agrees to mark all products made or sold in the United States pursuant to this Agreement with the word "Patent" together with the number(s) of the applicable SUBJECT PATENT in the manner prescribed in 35 U.S.C. ss.287 unless impractical.

ARTICLE 8 - REPRESENTATIONS AND WARRANTIES
------------------------------------------

         8.1 INVENTORS represent and warrant to HEMEX and its successors and assigns that:

                  (a) They have sole and exclusive ownership of INVENTIONS and SUBJECT PATENTS, and the sole and exclusive right to grant the assignment and rights under this Agreement, and they have not granted licenses or conveyed other rights, nor will they grant licenses or convey other rights in the future, to any person or entity that would conflict with the assignment and rights granted to HEMEX in this Agreement;

                  (b) They have the full power to enter into and fully perform this Agreement, and that the execution, delivery and performance of this Agreement will not violate any terms or obligations of INVENTORS in contracts with third parties (including the State University of New York of Buffalo); and

                  (c) To the best of their knowledge and belief, practice of INVENTIONS will not infringe any patents or proprietary rights of third parties.

         8.2 HEMEX and AETHLON jointly and severally represent and warrant to INVENTORS that:

                  (a) Each of HEMEX and AETHLON is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and HEMEX is qualified to do business and in good standing under the laws of the State of New York. Each .of AETHLON and HEMEX has all corporate power and authority to own, lease or operate its property and to carry on its business as it is now and has since its incorporation been conducted by it.

                  (b) The execution and delivery of this Agreement and the instruments to be executed and delivered pursuant hereto arid the consummation of the transactions contemplated hereby by AETHLON and HEMEX have been approved by all necessary corporation action. Upon execution and delivery, this Agreement, and each document of transfer contemplated by this Agreement when executed and delivered by each of AETHLON and HEMEX in accordance with the provisions hereof, will constitute a legal, valid and binding agreement of AETHLON and HEMEX, as applicable, enforceable against each in accordance with its respective terms, except to the extent that a court may choose to award monetary damages rather than specific performance, or that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

                  (c) On the EFFECTIVE DATE, the authorized capital of AETHLON consists of 25,000,000 shares ($.001 par value) of one class of common stock with 2,595,000 shares issued and outstanding. There are no outstanding warrants, options or agreements to issue shares or restrictions on the transfer of shares except for a certain stock option agreement with Franklyn S. Barry, Jr. dated April 1, 1999 and certain warrants to be issued as described in the Offering Summary of AETHLON dated June 28, 1999.

                  (d) On the EFFECTIVE DATE, AETHLON owns one hundred percent (100%) of the issued and outstanding shares of HEMEX.

         8.3 HEMEX shall indemnify and hold harmless INVENTORS against all liabilities, demands, damages, expenses, or losses resulting from or arising out of HEMEX's material misrepresentation contained in any representation or warranty in this Agreement as of the date hereof. INVENTORS shall indemnify and hold harmless HEMEX against all liabilities, demands, damages, expenses, or losses resulting from or arising out of INVENTORS' material misrepresentation contained in any representation or warranty in this Agreement as of the date hereof.

ARTICLE 9 - MISCELLANEOUS
-------------------------

         9.1 This Agreement may be amended or modified only by a written instrument duly executed by and authorized representative of each party.

         9.2 This Agreement shall be binding upon and inure to the benefit and burden of the respective successors and permitted assigns of the parties. During the period from the EFFECTIVE DATE through August 1, 2004, HEMEX may not assign this Agreement without the prior written consent of INVENTORS which consent may not be unreasonably withheld.

         9.3 This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the State of New York without reference to its choice of law provisions.

         9.4 This Agreements may execute in several counterparts, provided that each party receives a copy fully signed by the other parties.

         9.5 The headings and titles to the articles and paragraphs in this Agreement are intended solely for convenience and shall be given no effect in the construction or interpretation of this Agreement.

         9.6 Each party shall at the request of the other party, execute any document reasonably necessary to implement the provisions of this Agreement.

         9.7 Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or a joint venture relationship between HEMEX and INVENTORS, INVENTORS shall not incur any debts or make any commitments for HEMEX, except to the extent, if at all, specifically provided herein.

         9.8 This written Agreement embodies the entire understanding between the parties with respect to the subject matter hereof and supersedes and replaces any and all other prior understandings, arrangements, and/or agreements, whether written or oral, relating to the SUBJECT PATENTS and INVENTIONS.

         9.9 This Agreement is divisible and separable. If any provision of this Agreement is held to be or becomes invalid, illegal or unenforceable, such provision shall be reformed to approximate as nearly as possible the intent of the parties and shall remain valid and enforceable to the greatest extent permitted by law.

         9.10 The terms of this Agreement may be waived only by a written instrument expressly waiving such term or terms and executed by the party waiving compliance. The waiver of any term or condition of this Agreement by either party hereto shall not constitute a modification of this Agreement, nor prevent a party hereto from enforcing such term or condition in the future with respect to any subsequent event, any other right accruing to such party hereunder.

         9.11 All notices and other communications regarding this Agreement sent to HEMEX shall be addressed to:

                    Hemex, Inc.
                    143 Windsor Avenue
                    Buffalo, New York 14209
                    Attention:    Mr. Franklyn Barry
                    Fax:   716-884-5930

All notices and other communications regarding this Agreement sent to Dr. Ambrus shall be addressed to:

                    Julian L. Ambrus, Jr., M.D.
                    541 West Ferry Street
                    Buffalo, New York 14222
                    Fax:   716-859-2999
with a copy to:

                    Magavern & Rich, LLP
                    71 Main Street
                    P.O. Box 206
                    Hamburg, New York 14075-0206
                    Fax: 716-648-6187

All notices and other communications regarding this Agreement sent to Dr. Scamurra shall be addressed to:

                    David O. Scamurra, M.D.
                    66 Four Seasons West
                    Eggertsville, New York 14226
                    Fax:   716-447-6253

with a copy to:

                    Magavem & Rich , LLP
                    71 Main Street
                    P.O. Box 206
                    Hamburg, New York 14075-0206
                    Fax:   617-648-6187

         Unless provided to the contrary in this Agreement, all written notices required or permitted to be given under the terms of this Agreement shall be deemed duly delivered upon receipt if (1) delivered in person, (2) sent by facsimile using a machine that confirms delivery and confirmed by sending the original via certified mail, return receipt requested, or (3) sent certified mail, return receipt requested to the above address.

         IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed.



HEMEX, INC.                                  JULIAN L. AMBRUS, JR., M.D.

By: /s/ signature                            /s/ Julian L. Ambrus
Title: President                             Date: 12/30/99
Date: 1/10/2000
                                             DAVID O. SCAMURRA, M.D.

                                             /s/ David O. Scamurra
                                             Date: 12 30 99